[RELEASE STATUS - FOR IMMEDIATE RELEASE]

                              CONTACTS:  Nadine Wakely
                                         Investor Relations
                                         Interact Commerce Corporation
                                         480-444-1985
                                         nwakely@interact.com
                                         --------------------

                                         Kristina Ford
                                         Public Relations
                                         Interact Commerce Corporation
                                         480-444-1317
                                         kford@interact.com
                                         ------------------

                                         Phil Branston
                                         Investor Relations
                                         The Sage Group plc
                                         44-191-255-3000
                                         phil.branston@sage.com
                                         ----------------------

SAGE TENDER OFFER FOR INTERACT COMMERCE CLEARS ANTITRUST APPROVALS

NEWCASTLE UPON TYNE, ENGLAND and SCOTTSDALE, ARIZ. - APRIL 18, 2001 - The Sage Group plc and Interact Commerce Corporation (Nasdaq: IACT) announced today that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been granted in connection with Sage's pending acquisition of Interact. Sage and Interact previously received notification that the Federal Cartel Office of Germany had cleared the acquisition of Interact by Sage under the German Act Against Restraints of Competition.

As previously announced, Isaiah Acquisition Corp., an indirect wholly-owned subsidiary of Sage, commenced a tender offer for shares of Interact at $12.00 per share net to the seller in cash. The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, May 2, 2001, unless the offer is extended.

ABOUT THE SAGE GROUP PLC

Sage is the leading supplier of business management software and related products and services to the small and medium sized business community worldwide. Sage encompasses market-leading businesses in the UK and Europe and market-leading products in the US. In addition products are available in many other countries throughout the world via an extensive network of authorized dealers. Sage now has 2.5 million customers worldwide and employs over 4,500 people. Sage's revenues for its fiscal year ending September 30, 2000 were GBP 412 million or approximately US $600 million. The company can be found on the World Wide Web at www.sage.com.

ABOUT INTERACT COMMERCE CORPORATION

Founded in 1996, Interact is the leading provider of customer relationship management software for mid-market companies and small office/home office businesses. The company is known for building products that are easy to use, quick to deploy, and provide anytime, anywhere access to critical information. The company's products include SalesLogix, the mid-market leader in CRM (customer relationship management) used by over 3500 companies; and ACT!, the best selling contact manager used by more than 3.2 million professionals and 11,000 corporations.

Through integration with leading back office software solutions, SalesLogix provides a complete view of the customer. Both SalesLogix and ACT! dominate in their respective markets, including high tech, real estate, financial services, manufacturing, marketing and consulting industries. Interact products are sold in over 67 countries worldwide both direct and through value added resellers. Headquartered in Scottsdale, AZ, the company can be found on the World Wide Web at www.interact.com.
   ----------------

     SalesLogix is a registered trademark of Interact Commerce Corporation.
ACT is a registered trademark under exclusive license to Interact Commerce Corporation by its owner, Symantec Corporation, in the U.S. and other countries. All other trademarks or registered marks are owned by their respective holders.

                                       2